STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The undersigned, by and on behalf of Hispanica International Delights of America, Inc. (the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: by unanimous written consent of the Board of Directors of the Corporation (the “Board”), dated February 5, 2018, the following resolutions were duly adopted by the Board setting forth an amendment of the Corporation’s Certificate of Incorporation, as amended, and declaring such amendment to be advisable. Pursuant to Section 242(b)(1) of the General Corporation Law of the State of Delaware, no meeting or vote of the Corporation’s stockholders is required to adopt the proposed amendment. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that ARTICLE I of the Certificate of Incorporation, be, and hereby is amended and restated, as follows:

“ARTICLE I: The name of this corporation is Life On Earth, Inc.”

SECOND: such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporations Law of the State of Delaware.

THIRD: such amendment shall be effective on February 15, 2018.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed this 7th day of February, 2018.

By:	/s/ Fernando Oswaldo Leonzo
Name:	Fernando Oswaldo Leonzo
Title:	Chief Executive Officer